Exhibit 99.1

THURSDAY, FEBRUARY 9, 2017

SOTHERLY HOTELS INC. COMPLETES SALE OF

HAMPTON, VIRGINIA HOTEL

Williamsburg, Virginia – February 9, 2017 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced that it has closed on the sale of the Crowne Plaza Hampton Marina Hotel (the “Hotel”) in Hampton, Virginia for $5.65 million.

“We are pleased with the sale of the Crowne Plaza Hampton Marina,” noted Drew Sims, Chairman and Chief Executive Officer of the Company. “This hotel was identified as an asset that no longer fit the strategic objectives of the Company. This disposition allows us to focus additional attention on growing our core portfolio and creating the most value for our shareholders over the long-term.”

The Company used proceeds from the sale of the Hotel to repay the existing first mortgage on the Hotel and intends to use the remaining proceeds for general corporate purposes.

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale and upper-upscale full-service hotels in the Southern United States.  Currently, the Company’s portfolio consists of investments in eleven hotel properties, comprising 2,838 rooms, and an interest in the Hyde Resort & Residences, a 400-unit luxury condo-hotel. Most of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Marriott International, Inc. brands. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia.  For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Scott Kucinski

Sotherly Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648